Exhibit 99.1

VERITEX HOLDINGS, INC. REPORTS RECORD THIRD QUARTER FINANCIAL RESULTS
STRONG ORGANIC LOAN GROWTH CONTINUES THROUGH 2017
Dallas, TX — October 23, 2017 —Veritex Holdings, Inc. (“Veritex” or the “Company”) (NASDAQ: VBTX), the holding company for Veritex Community Bank, announced today the results for the quarter ended September 30, 2017. The Company reported net income available to common stockholders of $5.1 million, or $0.25 diluted earnings per share (“EPS”), compared to $3.6 million, or $0.23 diluted EPS, for the quarter ended June 30, 2017 and $3.4 million, or $0.31 diluted EPS, for the quarter ended September 30, 2016.
Core net income, calculated as net income adjusted for the impact of income recognized on acquired loans and merger and acquisition costs, totaled $5.7 million for the quarter ended September 30, 2017, an increase of $2.0 million and $2.2 million million from the quarters ended June 30, 2017 and September 30, 2016, respectively. Core diluted EPS for the quarter ended September 30, 2017 was $0.28, compared to $0.23 and $0.31 for the quarters ended June 30, 2017 and September 30, 2016, respectively.(1)
C. Malcolm Holland, the Company’s Chairman and Chief Executive Officer, said, “I am thrilled with our third quarter accomplishments. We closed the acquisition of Sovereign Bancshares, Inc., announced the merger with Liberty Bancshares, Inc. and successfully completed a public offering of our common stock. Our organic growth continued to be strong. Loan balances, excluding acquired Sovereign loans, have grown $183.9 million over December 31, 2016 balances, or at a 24.8% annualized rate. As we finish out 2017, we are excited about all the opportunities in the thriving business communities we currently serve and the new partnerships we will create through our merger with Liberty.”
Third Quarter 2017 Highlights

•	Closed Sovereign Bancshares, Inc. (“Sovereign”) acquisition on August 1, 2017 and completed system conversion and integration during the third quarter

•	Announced acquisition of Liberty Bancshares, Inc. (“Liberty”) on August 1, 2017

•	Completed a public offering of 2,285,050 shares of Veritex common stock on August 7, 2017 with net proceeds of $56.7 million

•	Organic loan growth, excluding loans acquired from Sovereign, was 4.8% or 18.9% annualized compared to June 30, 2017 and 18.5% or 24.8% annualized compared to December 31, 2016

•	Received American Bankers’ “Best Bank to Work For” for the fourth consecutive year
Result of Operations for the Three Months Ended September 30, 2017
Net Interest Income
For the three months ended September 30, 2017, net interest income before provision for loan losses was $19.1 million and net interest margin was 3.78% compared to $12.4 million and 3.53%, respectively, for the three months ended June 30, 2017. The $6.7 million increase from the three months ended June 30, 2017 was primarily due to an increase in interest income on loans, which was driven by increased volume in all loan categories resulting from loans acquired from Sovereign on August 1, 2017 of $750.9 million, as well as organic loan growth during the third quarter of 2017 of $53.3 million. Net interest margin increased 25 basis points from the three months ended June 30, 2017 primarily due to a change in mix of earning assets resulting from increases in loans, which tend to yield greater interest rates than other interest earning assets such as investment securities and interest bearing deposits in other banks. Average loan balances represented 81.9% of average interest-earnings assets for the three months ended September 30, 2017 compared to 76.2% for the three months ended June 30, 2017. In addition, the average yield on loan balances increased to 5.00% from 4.88% for the three months ended September 30, 2017 compared to the three months ended June 30, 2017 which was primarily driven by $585 thousand in estimated accretion during the third quarter of 2017 on loans acquired from Sovereign. The estimated accretion on the estimated purchase discount for loans acquired from Sovereign increased the average yield on loans by approximately 14 basis points for the three months ended September 30, 2017.
(1) As used in this release, core net income and core diluted EPS are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, see pages 10 and 11 of this release.

Net interest income before provision for loan losses increased by $8.6 million from $10.5 million to $19.1 million for the three months ended September 30, 2017 as compared to the same period during 2016. The increase in net interest income before provision for loan losses was primarily driven by higher loan balances resulting from the merger with Sovereign and organic loan growth. For the quarter ended September 30, 2017, the average loan balance increased by $689.0 million compared to the quarter ended September 30, 2016, which resulted in a $9.1 million increase in interest income. The net interest margin increased to 3.78% during the three months ended September 30, 2017 from 3.70% for the same three-month period in 2016. The 8 basis point increase in net interest margin was primarily due to a change in mix of earning assets resulting from increases in loan balances. The average yield on loan balances increased to 5.00% from 4.83% for the three months ended September 30, 2017 compared to the same period during 2016. The increase in the average yield for loans is due to the aforementioned 14 basis points attributable to the estimated accretion on loans acquired from Sovereign as well as the associated increases in the targeted Fed Funds rate which resulted in increases in yields in prime-based loans since September 30, 2016.
Noninterest Income
Noninterest income for the three months ended September 30, 2017 was $2.0 million, an increase of $211 thousand or 11.9% compared to the three months ended June 30, 2017. The net increase was primarily due to a $205 thousand increase in the gain on sale of securities which resulted from the sale of Sovereign investment securities that did not fit our investment strategy. In addition, the increase was due to a $114 thousand increase in services charges and fees on deposit accounts resulting from the additional acquired Sovereign deposit accounts and the associated income from these accounts. This increase was partially offset by a $102 thousand decrease in gain on sale of mortgage loans as a result in the decline in mortgage originations for the three months ended September 30, 2017 compared to the three months ended June 30, 2017.
Compared to the three months ended September 30, 2016, noninterest income for the three months ended September 30, 2017 grew $84 thousand or 4.4%. The increase was primarily due to a $205 thousand increase in gain on sale of securities as referenced above and a $236 thousand increase in services charges and fees on deposit accounts as described above. This increase was partially offset by a $331 thousand decrease in gain on sale of mortgage loans for the three months ended September 30, 2017 compared to the three months ended September 30, 2016.
Noninterest Expense
Noninterest expense was $12.5 million for the three months ended September 30, 2017, compared to $7.8 million for the three months ended June 30, 2017, an increase of $4.7 million or 60.9%. The increase was primarily driven by a $2.3 million increase in salaries and employee benefits expense, primarily due to the addition of 100 full-time equivalent employees related to the Sovereign acquisition. Compared to the second quarter of 2017, professional fees increased $785 thousand which were primarily a result of the use of legal and other professional services associated with the Sovereign and Liberty acquisitions. Occupancy and equipment expense increased $581 thousand primarily due to the addition of six owned buildings and five property leases from the Sovereign acquisition. Data processing and software expense increased by $347 thousand as the Company converted Sovereign’s operating systems into the Veritex information technology infrastructure.
Compared to the three months ended September 30, 2016, noninterest expense for the three months ended September 30, 2017 increased $5.5 million, or 78.1%. The increase was primarily related to the Sovereign acquisition for the reasons described in the preceding paragraph.
Income Taxes
Income tax expense for the three months ended September 30, 2017 totaled $2.7 million, an increase of $848 thousand, or 47.1%, compared to the three months ended June 30, 2017. The Company’s effective tax rate, before reporting the net impact of discrete items, was approximately 34.2% and 34.5% for the three months ended September 30, 2017 and the three months ended June 30, 2017, respectively. The change in income tax expense from the three months ended June 30, 2017 was primarily due to the $2.4 million increase in net operating income and decrease in net discrete tax benefit from $83 thousand for the three months ended June 30, 2017 to $30 thousand for the three months ended September 30, 2017. The net discrete tax benefit for the three months ended September 30, 2017 was primarily associated with the recognition of excess tax benefit realized on share-based payment awards. The Company’s effective tax rate, after including the net impact of discrete tax items, was approximately 33.8% and 32.0%, respectively for the three months ended September 30, 2017 and June 30, 2017, respectively.
Compared to the three months ended September 30, 2016, income tax expense increased $882 thousand, or 49.9%, to $2.7 million for the three months ended September 30, 2017. The Company’s effective tax rate, before reporting the net impact of discrete items, was approximately 34.2% for the three months ended September 30, 2017 compared to 34.4% for the three months ended September 30, 2016. There were no discrete tax items during the three months ended September 30, 2016. The change in income tax expense from the three months ended September 30, 2016 was primarily due to the increase in net operating income of $2.7 million offset by the impact of the net discrete tax benefit of $30 thousand during the three months ended September 30, 2017. The Company’s effective tax rate, after including the net impact of discrete tax items, was approximately 33.8% and 34.4% for the three months ended September 30, 2017 and 2016, respectively.

Financial Condition
Loans (excluding loans held for sale and deferred loan fees) at September 30, 2017 were $1.9 billion, an increase of $785.0 million or 69.9% compared to $1.1 billion at June 30, 2017, with $731.6 million of growth resulting from loans acquired from Sovereign. The below table details the components of linked quarter growth in loans compared to June 30, 2017:

	Acquired from Sovereign	Change in Sovereign loan balances since acquisition	Organic growth (legacy Veritex balances)	Total linked-quarter growth	% Change excluding acquired loans	% Change including acquired loans
Real Estate	$538,025	$(23,134)	$38,788	$553,679	5.0%	71.7%
Commercial	211,588	4,071	15,262	230,921	4.4%	66.5%
Consumer	1,243	$(98)	$(704)	441	(19.1)%	12.0%
Total linked-quarter growth	750,856	(19,161)	53,346	785,041	4.8%	69.9%
Loans (excluding loans held for sale and deferred loan fees) at September 30, 2017 increased $980.8 million, or 105.8%, compared to $926.7 million at September 30, 2016, with $731.6 million of growth resulting from loans acquired from Sovereign. The below table details the components of the year-over-year growth in loans compared to September 30, 2016:

	Acquired from Sovereign	Change in Sovereign loan balances since acquisition	Organic growth (legacy Veritex balances)	Total year-over-year Growth	% Change excluding acquired loans	% Change including acquired loans
Real Estate	$538,025	$(23,134)	$161,541	$676,432	24.9%	104.2%
Commercial	211,588	4,071	88,870	304,529	32.5%	111.4%
Consumer	1,243	$(98)	$(1,309)	(164)	(30.5)%	(3.8)%
Total year-over-year growth	750,856	(19,161)	249,102	980,797	26.9%	105.8%
Deposits at September 30, 2017 were $2.0 billion, an increase of $774.6 million, or 64.0%, compared to June 30, 2017 with $809.4 million resulting from deposits assumed from Sovereign. The table below breaks out the growth in deposits compared to June 30, 2017.

	Acquired from Sovereign	Change in deposits balances from linked-quarter	Total linked-quarter Growth	% Change excluding acquired deposits	% Change including acquired deposits
Non-interest bearing	$176,260	$(17,690)	$158,570	(5.2)%	47.0%
Interest-bearing	633,106	(17,125)	615,981	(2.0)%	70.5%
Total linked-quarter growth	809,366	(34,815)	774,551	(2.9)%	64.0%
Deposits increased $908.4 million, or 84.3%, compared to $1.1 billion at September 30, 2016 with $809.4 million resulting from deposits assumed from Sovereign. The table below breaks out the growth in deposits compared to September 30, 2016.

	Acquired from Sovereign	Change in deposits balances year-over-year	Total year-over-year Growth	% Change excluding acquired deposits	% Change including acquired deposits
Non-interest bearing	$176,260	$14,395	$190,655	4.7%	62.5%
Interest-bearing	633,106	84,680	717,786	11.0%	92.9%
Total year-over-year growth	809,366	99,075	908,441	9.2%	84.3%
Asset Quality
The allowance for loan losses as a percentage of loans was 0.55%, 0.87%, and 0.87% of total loans at September 30, 2017, June 30, 2017, and September 30, 2016, respectively. The allowance for loan losses as a percentage of total loans over the three quarter periods was determined by the qualitative factors around the nature, volume and mix of the loan portfolio. The decrease in the allowance for loan loss as a percentage of loans was attributable to the Sovereign acquisition as acquired loans are recorded at fair value.

The provision for loan losses for the three months ended September 30, 2017 totaled $752 thousand compared to $943 thousand and $238 thousand for three months ended June 30, 2017 and September 30, 2016, respectively. The decrease in provision for loan losses for the three months ended September 30, 2017 compared to June 30, 2017 was due to the general provision required from a decrease in organic loan growth compared to the prior period. The increase of $514 thousand in provision for loan losses from September 30, 2016 to September 30, 2017 was due to the general provision required from an increase in organic loan growth compared to the same period in 2016.
Non-accrual loans were $1.9 million at September 30, 2017 compared to $1.5 million at June 30, 2017 and $1.1 million at September 30, 2016. At September 30, 2017 and June 30, 2017, non-accrual loans to our total loans held for investment was minimal at 0.10% and 0.13%, respectively.
Nonperforming assets totaled $2.6 million, or 0.11%, of total assets at September 30, 2017 compared to $2.0 million, or 0.13%, of total assets at June 30, 2017 and $2.1 million, or 0.17%, of total assets at September 30, 2016. The increase of $626 thousand in nonperforming assets compared to June 30, 2017 was primarily due to a net increase in other real estate owned of $245 thousand. The increase of $542 thousand in nonperforming assets compared to September 30, 2016 was primarily due to an increase of $466 thousand in nonperforming loans.
Non-GAAP Financial Measures
The Company’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, the Company reviews and reports core interest income, core non-interest expense, core net income, core basic and diluted earnings per share, core efficiency ratio, core net interest margin, tangible book value per common share and the tangible common equity to tangible assets ratio. The Company has included in this release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Reconciliation of Non-GAAP Financial Measures” at the end of this release for a reconciliation of these non-GAAP financial measures.
Conference Call
The Company will also host an investor conference call to review the results on Tuesday, October 24, 2017 at 8:30 a.m. Central Time. Participants may pre-register for the call by visiting http://edge.media-server.com/m6/p/fbog48pq and will receive a unique pin number, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call toll-free at (833) 696-8362.
The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.veritexbank.com. An audio replay will be available one hour after the conclusion of the call at (855) 859-2056, Conference #97830254. This replay, as well as the webcast, will be available until October 31, 2017.

About Veritex Holdings, Inc.
Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with seventeen branch locations throughout the Dallas/Fort Worth metropolitan area, two branches in the Austin metropolitan area, two branches in the Houston metropolitan area and one mortgage office. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System.
For more information, visit www.veritexbank.com

Media Contact:
LaVonda Renfro
972-349-6200
lrenfro@veritexbank.com

Investor Relations:
Susan Caudle
972-349-6132
scaudle@veritexbank.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiaries. Forward-looking statements include information regarding the Company’s future financial performance, business and growth strategy, projected plans and objectives, and related transactions, integration of the acquired businesses, ability to recognize  anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether the Company can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve its performance goals. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Special Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Veritex’s Annual Report on Form 10-K filed with the SEC on March 10, 2017 and any updates to those risk factors set forth in Veritex’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Veritex’s underlying assumptions prove to be incorrect, actual results may differ materially from what Veritex anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Veritex does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Veritex cannot assess the impact of each factor on Veritex’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Veritex or persons acting on Veritex’s behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Consolidated Financial Highlights - (Unaudited)
(In thousands, except percentages)

	At and For the Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Selected Financial Data:
Net income	$5,182	$3,615	$3,098	$3,190	$3,375
Total assets	2,494,861	1,508,589	1,522,015	1,408,507	1,269,194
Total loans(1)	1,907,509	1,122,468	1,020,970	991,897	926,712
Provision for loan losses	752	943	890	440	238
Allowance for loan losses	10,492	9,740	8,816	8,524	8,102
Noninterest-bearing deposits	495,627	337,057	338,226	327,614	304,972
Total deposits	1,985,658	1,211,107	1,221,696	1,119,630	1,077,217
Total stockholders’ equity	445,929	247,602	242,725	239,088	142,423
Summary Performance Ratios:
Return on average assets(2)	0.94%	0.97%	0.83%	0.97%	1.10%
Return on average equity(2)	5.44	5.89	5.20	8.11	9.50
Net interest margin(3)	3.78	3.53	3.21	3.44	3.70
Efficiency ratio(4)	59.33	55.03	58.26	57.39	56.64
Noninterest expense to average assets(2)	2.26	2.08	1.99	2.16	2.29
Summary Credit Quality Data:
Nonaccrual loans	$1,856	$1,514	$1,686	$941	$1,087
Accruing loans 90 or more days past due(5)	54	15	212	835	357
Other real estate owned	738	493	998	662	662
Nonperforming assets to total assets	0.11%	0.13%	0.19%	0.17%	0.17%
Nonperforming loans to total loans	0.10	0.14	0.19	0.18	0.16
Allowance for loan losses to total loans	0.55	0.87	0.86	0.86	0.87
Net charge-offs to average loans outstanding	—	—	0.06	0.03	0.03
Capital Ratios:
Total stockholders’ equity to total assets	17.87%	16.41%	15.95%	16.97%	11.22%
Tangible common equity to tangible assets(6)	12.76	14.77	14.31	15.23	9.14
Tier 1 capital to average assets	15.26	15.09	14.65	16.82	9.82
Tier 1 capital to risk-weighted assets	14.17	18.17	19.94	20.72	12.04
Common equity tier 1 (to risk weighted assets)	13.65	17.92	19.66	20.42	11.72
Total capital to risk-weighted assets	14.87	19.37	21.20	22.02	13.38
___________________________

(1)
Total loans does not include loans held for sale and deferred fees. Loans held for sale were $2.2 million at September 30, 2017, $4.1 million at June 30, 2017, $1.9 million at March 31, 2017, $5.2 million at December 31, 2016 and $4.9 million at September 30, 2016. Deferred fees were $28 thousand at September 30, 2017, $40 thousand at June 30, 2017, $48 thousand at March 31, 2017, $55 thousand at December 31, 2016, and $51 thousand at September 30, 2016.

(2)
We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(3)	Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(4)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)	Accruing loans 90 or more days past due excludes $3.3 million of PCI loans acquired from Sovereign as of September 30, 2017. No PCI loans were considered non-performing loans as of September 30, 2017.

(6)
We calculate tangible common equity as total stockholders’ equity less preferred stock, goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill, and core deposit intangibles and other intangible assets, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets. Our management believe that this measure is important to many investors in the market place who are interested in relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing our tangible common equity or tangible assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the table captioned “Reconciliation of Non-GAAP Financial Measures – (Unaudited).”

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets - (Unaudited)
(In thousands)

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
ASSETS
Cash and due from banks	$21,879	$28,687	$23,021	$15,631	$15,837
Interest bearing deposits in other banks	129,497	144,459	262,714	219,160	162,750
Total cash and cash equivalents	151,376	173,146	285,735	234,791	178,587
Investment securities	204,788	134,708	138,698	102,559	86,772
Loans held for sale	2,179	4,118	1,925	5,208	4,856
Loans, net	1,896,989	1,112,688	1,012,106	983,318	918,559
Accrued interest receivable	6,387	3,333	2,845	2,907	2,414
Bank-owned life insurance	20,517	20,369	20,224	20,077	19,922
Bank premises, furniture and equipment, net	40,129	17,978	17,521	17,413	17,501
Non-marketable equity securities	10,283	7,407	7,375	7,366	7,358
Investment in unconsolidated subsidiary	352	93	93	93	93
Other real estate owned	738	493	998	662	662
Intangible assets, net	10,531	2,171	2,161	2,181	2,257
Goodwill	135,832	26,865	26,865	26,865	26,865
Other assets	14,760	5,220	5,469	5,067	3,348
Total assets	$2,494,861	$1,508,589	$1,522,015	$1,408,507	$1,269,194
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$495,627	$337,057	$338,226	$327,614	$304,972
Interest-bearing	1,490,031	874,050	883,470	792,016	772,245
Total deposits	1,985,658	1,211,107	1,221,696	1,119,630	1,077,217
Accounts payable and accrued expenses	4,017	2,574	1,631	2,914	2,082
Accrued interest payable and other liabilities	4,368	1,032	9,655	534	1,098
Advances from Federal Home Loan Bank	38,200	38,235	38,271	38,306	38,341
Junior subordinated debentures	11,702	3,093	3,093	3,093	3,093
Subordinated notes	4,987	4,946	4,944	4,942	4,940
Total liabilities	2,048,932	1,260,987	1,279,290	1,169,419	1,126,771
Commitments and contingencies
Stockholders’ equity:
Common stock	227	152	152	152	107
Additional paid-in capital	404,900	211,901	211,512	211,173	116,315
Retained earnings	41,143	36,003	32,388	29,290	26,101
Unallocated Employee Stock Ownership Plan shares	(209)	(209)	(209)	(209)	(309)
Accumulated other comprehensive (loss) income	(62)	(175)	(1,048)	(1,248)	279
Treasury stock	(70)	(70)	(70)	(70)	(70)
Total stockholders’ equity	445,929	247,602	242,725	239,088	142,423
Total liabilities and stockholders’ equity	$2,494,861	$1,508,589	$1,522,015	$1,408,507	$1,269,194

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except per share data)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Interest income:
Interest and fees on loans	$45,613	$32,996
Interest on investment securities	2,251	1,014
Interest on deposits in other banks	1,787	302
Interest on other	4	2
Total interest income	49,655	34,314
Interest expense:
Interest on deposit accounts	6,201	3,388
Interest on borrowings	696	491
Total interest expense	6,897	3,879
Net interest income	42,758	30,435
Provision for loan losses	2,585	1,610
Net interest income after provision for loan losses	40,173	28,825
Noninterest income:
Service charges and fees on deposit accounts	1,733	1,309
Gain on sales of investment securities	205	15
Gain on sales of loans	2,259	2,318
Bank-owned life insurance	561	577
Other	520	460
Total noninterest income	5,278	4,679
Noninterest expense:
Salaries and employee benefits	13,471	10,683
Occupancy and equipment	3,622	2,718
Professional fees	3,959	1,861
Data processing and software expense	1,451	850
FDIC assessment fees	1,061	447
Marketing	905	704
Other assets owned expenses and write-downs	109	139
Amortization of intangibles	413	285
Telephone and communications	438	295
Other	2,325	1,323
Total noninterest expense	27,754	19,305
Net income from operations	17,697	14,199
Income tax expense	5,802	4,837
Net income	$11,895	$9,362
Preferred stock dividends	42	—
Net income available to common stockholders	$11,853	$9,362
Basic earnings per share	$0.70	$0.88
Diluted earnings per share	$0.69	$0.85
Weighted average basic shares outstanding	16,813	10,698
Weighted average diluted shares outstanding	17,232	10,992

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except per share data)

	For the Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Interest income:
Interest and fees on loans	$20,706	$13,024	$11,883	$11,684	$11,589
Interest on investment securities	941	735	575	396	335
Interest on deposits in other banks	629	548	610	200	129
Interest on other	3	—	1	1	1
Total interest income	22,279	14,307	13,069	12,281	12,054
Interest expense:
Interest on deposit accounts	2,812	1,742	1,647	1,600	1,381
Interest on borrowings	338	189	169	161	156
Total interest expense	3,150	1,931	1,816	1,761	1,537
Net interest income	19,129	12,376	11,253	10,520	10,517
Provision for loan losses	752	943	890	440	238
Net interest income after provision for loan losses	18,377	11,433	10,363	10,080	10,279
Noninterest income:
Service charges and fees on deposit accounts	669	555	509	537	433
Gain on sales of investment securities	205	—	—	—	—
Gain on sales of loans	705	807	747	970	1,036
Bank-owned life insurance	188	186	187	194	193
Other	210	218	92	123	231
Total noninterest income	1,977	1,766	1,535	1,824	1,893
Noninterest expense:
Salaries and employee benefits	5,921	3,642	3,908	3,650	3,920
Occupancy and equipment	1,596	1,015	1,011	949	923
Professional fees	1,973	1,188	798	943	785
Data processing and software expense	719	372	360	308	296
FDIC assessment fees	410	393	258	213	179
Marketing	436	225	244	279	293
Other assets owned expenses and write-downs	71	13	25	24	9
Amortization of intangibles	223	95	95	95	95
Telephone and communications	230	106	102	107	98
Other	943	733	649	516	431
Total noninterest expense	12,522	7,782	7,450	7,084	7,029
Net income from operations	7,832	5,417	4,448	4,820	5,143
Income tax expense	2,650	1,802	1,350	1,630	1,768
Net income	$5,182	$3,615	$3,098	$3,190	$3,375
Preferred stock dividends	42	—	—	—	—
Net income available to common stockholders	$5,140	$3,615	$3,098	$3,190	$3,375
Basic earnings per share	$0.26	$0.24	$0.20	$0.28	$0.32
Diluted earnings per share	$0.25	$0.23	$0.20	$0.27	$0.31
Weighted average basic shares outstanding	19,976	15,211	15,200	11,299	10,705
Weighted average diluted shares outstanding	20,392	15,637	15,632	11,653	11,025

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - (Unaudited)
(In thousands except per share data and percentages)
The following table reconciles, at the dates set forth below, GAAP net income available to common shareholders to core (non-GAAP) net income, core basic and diluted earnings per share and core efficiency ratio:

	For the Three Months Ended
	September 30, 2017	June 30, 2017		March 31, 2017	December 31, 2016	September 30, 2016
Net interest income (as reported)	$19,129	$12,376		$11,253	$10,520	$10,517
Adjustment:
Income recognized on acquired loans	637	$135		$55	$61	$120
Core net interest income	18,492	12,241		11,198	10,459	10,397
Provision for loan losses (as reported)	752	$943		$890	$440	$238
Noninterest income (as reported)	1,977	1,766		1,535	1,824	1,893
Noninterest expense (as reported)	12,522	7,782		7,450	7,084	7,029
Adjustment:
Merger and acquisition costs(1)	(1,391)	(193)		(89)	(279)	(195)
Core noninterest expense	11,131	7,589		7,361	6,805	6,834
Core net income from operations	8,586	5,475		4,482	5,038	5,218
Income tax expense (as reported)	2,650	1,802		1,350	1,630	1,768
Tax impact of adjustments	264	20		12	76	26
Core net income	$5,672	$3,653		$3,120	$3,332	$3,424
Preferred stock dividends (as reported)	42	—	—	—	—	—
Core net income available to common stockholders	$5,630	$3,653		$3,120	$3,332	$3,424

Weighted average diluted shares outstanding	20,392	15,637		15,632	11,653	11,025

Diluted earnings per share (as reported)	0.25	0.23		0.20	0.27	0.31
Core diluted earnings per share	0.28	0.23		0.20	0.29	0.31

Efficiency Ratio
Efficiency ratio (as reported)	61.52%	58.96%		62.62%	59.51%	57.75%
Core efficiency ratio(2)	56.45%	58.09%		62.15%	57.46%	56.70%

Net Interest Margin
Net interest margin (as reported)	3.78%	3.53%		3.21%	3.44%	3.70%
Core net interest margin(3)	3.66%	3.49%		3.19%	3.42%	3.65%
___________________________

(1)
Merger and acquisition costs for the quarters ended September 30, 2017, June 30, 2017 and March 31, 2017 include merger costs related to the Sovereign and Liberty acquisitions. Merger and acquisition costs for the quarters ended December 31, 2016 and September 30, 2016 only include merger costs related to the Sovereign acquisition.

(2)	We calculate core efficiency ratio as core noninterest expense divided by the sum of net interest income after provision for loan losses (as reported) and noninterest income (as reported).

(3)	Core net interest margin is equal to core net interest income divided by average interest-earning assets.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - (Unaudited)
(In thousands except per share data and percentages)
The following table reconciles, at the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets and presents our book value per common share to our tangible book value per share:

	For the Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Tangible Common Equity
Total stockholders’ equity	$445,929	$247,602	$242,725	$239,088	$142,423
Adjustments:
Goodwill	(135,832)	(26,865)	(26,865)	(26,865)	(26,865)
Intangible assets, net	(10,531)	(2,171)	(2,161)	(2,181)	(2,257)
Total tangible common equity	$299,566	$218,566	$213,699	$210,042	$113,301
Tangible Assets
Total assets	$2,494,861	$1,508,589	$1,522,015	$1,408,507	$1,269,194
Adjustments:
Goodwill	(135,832)	(26,865)	(26,865)	(26,865)	(26,865)
Intangible assets	(10,531)	(2,171)	(2,161)	(2,181)	(2,257)
Total tangible assets	$2,348,498	$1,479,553	$1,492,989	$1,379,461	$1,240,072
Tangible Common Equity to Tangible Assets	12.76%	14.77%	14.31%	15.23%	9.14%
Common shares outstanding	22,644	15,233	15,229	15,195	10,736

Book value per common share(1)	$19.69	$16.25	$15.94	$15.73	$13.27
Tangible book value per common share(2)	$13.23	$14.35	$14.03	$13.82	$10.55

___________________________

(1)	We calculate book value per common share as stockholders’ equity at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(2)
We calculate tangible book value per common share as total tangible common equity, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is book value per common share. Our management believes that this measure is important to many investors in the market place who are interested in changes from period to period on book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Net Interest Margin - (Unaudited)
(In thousands except percentages)

	For the Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Total loans(1)	$1,643,077	$20,706	5.00%	$1,070,436	$13,024	4.88%	$954,053	$11,589	4.83%
Securities available for sale	191,265	941	1.95	135,795	735	2.17	83,233	335	1.60
Interest-bearing deposits in other banks	171,461	629	1.46	199,050	548	1.10	94,596	129	0.54
Investment in unconsolidated subsidiary	265	3	4.49	93	—	—	93	1	4.28
Total interest-earning assets	2,006,068	22,279	4.41	1,405,374	14,307	4.08	1,131,975	12,054	4.24
Allowance for loan losses	(9,910)			(9,117)			(8,115)
Noninterest-earning assets	202,352			104,819			95,901
Total assets	$2,198,510			$1,501,076			$1,219,761
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,294,187	$2,812	0.86%	$870,542	$1,742	0.80%	$726,958	$1,381	0.76%
Advances from FHLB	53,222	160	1.19	38,258	89	0.93	38,363	59	0.61
Other borrowings	13,793	178	5.12	8,067	100	4.97	8,078	97	4.78
Total interest-bearing liabilities	1,361,202	3,150	0.92	916,867	1,931	0.84	773,399	1,537	0.79
Noninterest-bearing liabilities:
Noninterest-bearing deposits	452,426			334,813			301,740
Other liabilities	6,898			3,156			3,284
Total noninterest-bearing liabilities	459,324			337,969			305,024
Stockholders’ equity	377,984			246,240			141,338
Total liabilities and stockholders’ equity	$2,198,510			$1,501,076			$1,219,761
Net interest rate spread(2)			3.49%			3.24%			3.45%
Net interest income		$19,129			$12,376			$10,517
Net interest margin(3)			3.78%			3.53%			3.70%
___________________________

(1)	Includes average outstanding balances of loans held for sale of $1,553, $3,169 and $6,047 for the three months ended September 30, 2017, June 30, 2017, and September 30, 2016, respectively.

(2)	Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.